Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Attn: Fixed Income Syndicate Desk

Tel: +44 (0) 20 7986 9000

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

United Kingdom

Attn: Syndicate Desk

Fax: +44 20 7774 2330

Tel: +44 20 7774 1000